OPTION AGREEMENT

        This OPTION AGREEMENT is effective as of the 17th day of September, 2002 (the "Effective Date"), by and between ASTRAEA INVESTMENT MANAGEMENT L.P., a Delaware limited partnership, as Trustee ("Note Holder"), and GLOBAL CASINOS, INC., a Utah corporation ("Global" or "Shareholder").

RECITALS

        A.        Global is the beneficial owner (as defined in Regulation Section 240.13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 4,872,433 shares of common stock of Casinos, U.S.A., Inc. ("Casinos") which represents 100% of the issued and outstanding shares of common stock of Casinos (the "Common Stock"). There are no other voting securities of Casinos issued and outstanding.

        B.        Global and Casinos have both entered into promissory notes with Note Holder which are being restructured pursuant to other agreements being executed contemporaneously herewith.

        C.        As part of the above-referenced restructuring, Global is herein granting an option for Note Holder to purchase 100% of the Common Stock with an appurtenant right of Global to buy back this option.

        NOW, THEREFORE, in consideration of $10.00 and the mutual covenants and agreements contained herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

Global Representations, Warranties and Covenants. Global represents, warrants and covenants to the Note Holder that (i) Global owns and holds record and beneficial ownership of 100% of the Common Stock, (ii) there is no outstanding stock in Casinos, except the stock identified in Schedule "I," attached hereto, (iii) except for warrants issued in connection with the Company's Second Amended Plan of Reorganization dated September 4, 1996, there are no existing obligations, warrants, options or otherwise, to issue additional stock or securities convertible or exercisable into stock of Casinos, (iv) there are no restrictions upon the granting of an option to Note Holder to purchase all of the Schedule "I" stock as hereafter set forth, although the parties recognize that the exercise of such options may require certain approvals or licensing by the Colorado Division of Gaming, and (v) that during the term of the Option, Global will not issue or will not permit to be issued any additional stock of Casinos and will not permit any lien or encumbrance on the Schedule "I," except in favor of Note Holder and finally, (vi) that this Agreement has been duly authorized, approved, executed and delivered to Note Holders and represents a binding obligation of Global under its terms and conditions.

2.

Option to Note Holder. Global hereby grants and conveys to Note Holder a firm and non-revocable five-year option to purchase 100% of the issued and outstanding stock of Casinos for a total option price of $100.00. (This amount represents the total purchase price, regardless of the number of shares or category of shares, i.e., common or preferred). This option cannot be exercised for a period of 30 months from the effective date hereof. The option can be thereafter exercised by Note Holder providing written notice to Global (at the address set forth below Global's signature to this Agreement) of the election to purchase, accompanied by a certified check for the option price. Upon providing notice and payment of the purchase price to Global, the Note Holder may take all steps that may be necessary to transfer title to such shares to Note Holder, such transfer to be effective upon the date the purchase price is paid to Global. In the event documents or other measures are necessary to transfer title, Global shall provide such documents and perform such measures as reasonably requested by Note Holder, it being understood that this option is subject to the terms and restrictions of a Stock Pledge Agreement of even date herewith between the parties.

3.

During the term of the foregoing option, Global shall not cause additional shares of Common Stock or other securities of Casinos to be issued or reserved for issuance or otherwise change the capital structure of Casinos, nor shall Global allow any lien or encumbrance upon the Common Stock of Casinos, except in favor of Note Holder. It is understood that the Note Holder and the Shareholder have entered into a Stock Pledge Agreement effective as of the Effective Date (the "Stock Pledge Agreement"), reference to which is here made

4.

During the term of the foregoing option, the stock certificates representing the issued and outstanding shares of stock of Casinos shall be delivered to Note Holder, and shall remain in the possession of Note Holder until and unless the option expires or the option is bought out as hereafter provided. This right to possession of the stock certificates is in addition to Note Holder's right to have possession of such certificates pursuant to the Stock Pledge Agreement.

5.

In the event that, after the Effective Date, Casinos issues any additional capital stock or warrants, options or other rights to capital stock, whether in contravention of this Agreement or otherwise, the option set forth in paragraph 2 above shall cover such stock or stock rights.

6.	Buy-Back of Option. Global is hereby granted the right to buy back (thereby effectively terminating) the option granted in paragraph 2, above, upon the timely satisfaction of the following conditions:
a.

Global must elect in writing to buy back the option and this election must be received by Note Holder before Global receives the notice (and payment) of the exercise of the subject option by Note Holder, and

	b.	Within three business days after timely receipt of the buy-back election by Note Holder, Global must pay to Note Holder in good funds the following:
		i.	all remaining principal and unpaid interest payable pursuant to Secured Convertible Promissory Note made by Global in favor of Note Holder in the original principal amount of $750,000.00; and
ii.

An additional payment which would effectively give Note Holder, when paid, a return of 12% on the unpaid principal due on the Secured Convertible Promissory Note, from the Effective Date of this Agreement to the date the option price is paid (giving credit for the interest paid under said note).

Upon the timely and full satisfaction of the above conditions, the option in paragraph 2 shall at the election of Global be cancelled or transferred to Global or its nominee.

       EXECUTED on this ___ day of September, 2002, to be effective as of the Effective Date set forth in the first paragraph of this Agreement.

Note Holder:

ASTRAEA INVESTMENT MANAGEMENT L.P., as Trustee

By:     /s/ Bruce Leadbetter
          Printed Name: Bruce Leadbetter
          Title: CEO
          Address:____________________________
                        _____________________________

Shareholder:

GLOBAL CASINOS, INC.

By:      /s/ Frank L. Jennings
          Printed Name: Frank L. Jennings
         Title: President
         Address:____________________________
         Address:____________________________

 EXHIBIT 1
to
Option Agreement
Dated September 17, 2002
by and between
Astraea Investment Management L.P.
and
Global Casinos, Inc.

         4,872,433 shares of the common stock of Casinos U.S.A., Inc., which represents 100% of the issued and outstanding capital stock of Casinos U.S.A., Inc.